Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the common stock of EnerSys beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G.

Dated:  February 17, 2005

First Plaza Group Trust

By:	JPMorgan Chase Bank, N.A., as trustee for First Plaza Group Trust

By:	/s/ Scott Moritz
Name: Scott Moritz
Title: Assistant Vice President

GM Capital Partners I, L.P. (the “Fund”)

By: GM Capital Partners I, a series of GM Partners I, LLC, as General Partner of the Fund

By: General Motors Investment Management Corporation, as Managing Member of the General Partner

By:	/s/ Charles Froland
Name: Charles Froland
Title: Managing Director

GM Capital Partners I, a series of GM Partners I, LLC

By: General Motors Investment Management Corporation, as Managing Member

By:	/s/ Charles Froland
Name: Charles Froland
Title: Managing Director

General Motors Investment Management Corporation

By:	/s/ Charles Froland
Name: Charles Froland
Title: Managing Director